Exhibit 23.4

Consent of Independent Auditors

The Board of Directors

Fly Leasing Limited:

We consent to the incorporation by reference in the registration statement on Form F-3 to be filed by Fly Leasing Limited on January 18, 2013, of our report dated February 23, 2012, with respect to the consolidated statements of financial position of Judbury Investments Pty Limited (the “Company”) as of June 30, 2011 and 2010, and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the years ended June 30, 2011 and 2010, included in the Form 6-K/A filed by Fly Leasing Limited on February 28, 2012, and to the reference to our firm under the heading “Experts” in the prospectus. Our report contains an explanatory paragraph that on October 14, 2011, Fly Leasing Limited, consummated the acquisition of the entire share capital of the Company. The financial statements of the Company do not reflect any adjustments to the assets and liabilities that might subsequently be necessary as a result of this transaction.

/s/KPMG

Sydney, Australia

January 18, 2013